Exhibit 99.1

Press Release For immediate release
Invesco Real Estate Income Trust Inc. and Skylight Real Estate Partners Acquire Multifamily Property in West Essex, NJ Submarket Contact: Jamie Braverman, jamie.braverman@invesco.com, 212-278-9630

DALLAS, May 23, 2022 – Invesco Real Estate Income Trust Inc. (“INREIT”), an institutionally managed, public non-listed REIT, announced today it acquired a majority interest in Everly Roseland, a 384,648 square foot, 360-unit garden-style multifamily community across 30 two-story buildings, following a partial sale to an affiliate. The property is located at 28 Nob Hill Road in Roseland, New Jersey and it is 95% leased. This acquisition is part of a joint venture with Skylight Real Estate Partners (“Skylight”), a regional, privately-held real estate investment firm with a focus on multifamily investment and development.

“With the future of work changing traditional office commutes, we continue to see strong demand for affordable, low-density multifamily properties proximate to the urban core. Additionally, Roseland is a desirable community with fairly high barriers to new development and it aligns with our investment strategy for multifamily,” said R. Scott Dennis, President and Chief Executive Officer for INREIT.

Built in 1980, Everly Roseland is one of the largest multifamily assets in West Essex County submarket. An affiliate of Skylight owned the property in a joint venture since 2017. Through the recapitalization of the asset, Invesco and Skylight will continue executing on the unit renovation program, including upgrades to the common areas and exteriors. Skylight will also serve as the property manager for Everly Roseland.

“Everly Roseland is a well-performing property with a multitude of value creation strategies to unlock,” said Andrew Miller, Founding Partner at Skylight Real Estate Partners. “We started unit renovations and the construction of an amenities center, which has helped to modernize the building. We share the same vision as our partners at Invesco in continuing to transform Everly Roseland back to its premier status.”

This investment expands INREIT’s multifamily portfolio into the Northeastern United States. The transaction also establishes a relationship with new partner, Skylight. This transaction was advised by JLL Capital Markets debt advisory team and financed by U.S. Bank. The JLL Capital Markets debt advisory team was led by Michael Klein, Matthew Pizzolato, John Rose and Gerard Quinn.

For more information about this investment and other INREIT properties, please visit https://www.invesco.com/inreit/investments.

About INREIT

Invesco Real Estate Income Trust Inc. (“INREIT”) is an institutionally managed, public non-listed monthly NAV REIT investing in a diversified portfolio of high quality, income producing properties located throughout the United States. Its thematic approach to investing focuses on where people consume, live, innovate and connect. INREIT seeks to invest in properties with resilient income and appreciation potential. INREIT expects to diversify its portfolio over time, including on a global basis. INREIT is managed by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. and the registered investment adviser for Invesco Real Estate, the real estate investment center of Invesco Ltd. For more information about INREIT, please visit www.inreit.com.

About Invesco Real Estate

Invesco Real Estate is a global leader in the real estate investment management business with $91.8 billion in real estate assets under management, 582 employees and 21 regional offices across the U.S., Europe and Asia Pacific (as of December 31, 2021). Invesco Real Estate has been actively investing in core, value-add and opportunistic real estate strategies since 1983. Invesco Real Estate is the real estate investment center of Invesco Ltd., an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.

About Skylight Real Estate Partners

Skylight Real Estate Partners is a privately held real estate investment firm with deep experience acquiring, developing and managing residential and commercial assets in New York, New Jersey, Washington D.C., Central and South Florida. The team’s management platform is focused on three complementary investment strategies: value-add, development and distressed opportunities. Since 1998, the founding partners have collectively invested $5.5 billion of equity in assets totaling over $16 billion of gross asset value. This experience comprises over 9,000 residential units and 20 million square feet of office and retail assets. Skylight offers its investors, tenants and partners extensive market knowledge, long-standing relationships and institutional thinking fueled by a motivated and deeply experienced leadership team with a proven record of consistent success. Learn more about Skylight Real Estate Partners at https://www.skylightrep.com/.

About JLL

JLL (NYSE: JLL) is a leading professional services firm that specializes in real estate and investment management. JLL shapes the future of real estate for a better world by using the most advanced technology to create rewarding opportunities, amazing spaces and sustainable real estate solutions for our clients, our people and our communities. JLL is a Fortune 500 company with annual revenue of $16.6 billion, operations in over 80 countries and a global workforce of more than 95,000 as of September 30, 2021. JLL is the brand name, and a registered trademark, of Jones Lang LaSalle Incorporated. For further information, visit jll.com.